Exhibit 99.1

Executive Letter: The Path to Shareholder Value By Joseph Kozak, Chairman and CEO

Dear Shareholder

2008 was an excellent year for ANTs Software!

•	Revenue grew from approximately $400,000 in 2007 to $8,300,000 in 2008.
•	Wyndham Hotels and Resorts was the first customer that successfully implemented the ANTs Compatibility Server (ACS).
•	ANTs completed the first acquisition in the history of the company by acquiring Inventa Technologies in May of 2008.
•
Operational expenses were reduced by 37% and should be further reduced following the consolidation of datacenters in December 2008 and the expiration of various existing lease agreements throughout 2009.

Our strategy for 2009 will be to stay laser focused in four key areas of the business:

1.	Top line revenue growth.
2.	Operational expense controls.
3.	Strategic Alliances.
4.	Product and Strategy.

Top Line Revenue Growth

2009 will be a challenging year for every business as we see tight credit and postponement of numerous IT initiatives. Since ANTs is focused on providing companies the ability to reduce costs, we see an opportunity in this environment. Following a review of our sales prospects and acquisition opportunities, I anticipate in fact that ANTs may increase top line growth in 2009.

The following chart illustrates revenue growth since 2005:

700 Airport Blvd. Suite 300 Burlingame, CA 94010
Phone: 1.877.461.2687 – Fax: 650.931.0510 - www.ants.com

Shareholder Letter
January 27, 2008

Operational Expenses Control

We reduced our operating cash expenses from $14.2 million USD in 2007 to $8.9 million USD in 2008, a 37% reduction. This excludes expenses related to the acquisition of Inventa, which is a self-funded operation.

We are also firm believers in our cost reduction message to customers. Leading by example, we consolidated ANTs’ and Inventa’s datacenters to our new Mount Laurel, NJ Customer Center of Excellence in December 2008. This will enable us to close our facility in Burlingame and open a much smaller facility while further decreasing lease expenses and providing a higher level of professional services to our clients.
New Customer CoE - Mt. Laurel, NJ.

Strategic Alliances

With the successful implementation of our first ACS customer, Wyndham Hotels and Resorts, we continue to attract the attention of numerous very large  Information Technology firms.

We have received favorable reactions to our technology and we fully intend to keep our shareholders informed as strategic alliances expand our ability to attract new business.

Product and Strategy

ANTs is being called upon to develop new versions of ACS beyond our initial release. We will continue to invest in the development of new releases where it makes good business sense to do so.

We are also strongly inclined to continue to make acquisitions to complement and extend our organic growth. There is considerable interest from several global companies and government institutions to join with ANTs and continue to deliver exciting new technology to market.

In summary, 2008 was a very good year for ANTs and the entire organization is fully committed to making 2009 an even better year.

Look forward to hearing some exciting new announcements in the months ahead. In the meantime, please feel free to learn more about ANTs Software by reading our executive summary at www.ants.com/execsummary or contacting us at investorrelations@ants.com.

Joseph Kozak
Chairman and CEO
ANTs Software
www.ants.com

700 Airport Blvd. Suite 300 Burlingame, CA 94010
Phone: 1.877.461.2687 – Fax: 650.931.0510 - www.ants.com

Shareholder Letter
January 27, 2008
This shareholder letter is neither an offer to sell, nor a solicitation of offers to purchase securities.

This shareholder letter contains forward-looking statements within the meaning of the federal securities laws, including statements concerning financial projections, product development activities and sales and licensing activities.  Such forward-looking statements are not guarantees of future performance, are sometimes identified by words of condition such as “should,” “could,” “expects,” “may,” or “intends,” and are subject to a number of risks and uncertainties, known and unknown, that could cause actual results to differ materially from those intended or anticipated.

Such risks include, without limitation: that the Company may not meet its revenue projections; its revenue growth may not continue; the combination with Inventa might not meet the Company’s business goals; the market may not respond positively to the ANTs Compatibility Server, the discussions with global companies may not have positive results, challenges arising from competition, problems encountered in commercializing the ANTs technology, potential of undetected infringing technology or non-infringing competitive technologies, difficulties experienced in product development, roadblocks experienced in sales and marketing activities, longer than expected sales processes, difficulties in recruiting knowledgeable and experienced personnel, possible problems in migrating applications using the Compatibility Server, potential problems in protecting the Company’s intellectual property, that expense reductions will not occur as planned and problems securing the necessary financing to continue operations should revenues not be sufficient to offset expenses.  Further information concerning these and other risks is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent quarterly report on Form 10Q for the fiscal quarter ended September 30, 2008. The Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

700 Airport Blvd. Suite 300 Burlingame, CA 94010
Phone: 1.877.461.2687 – Fax: 650.931.0510 - www.ants.com